PRO FORMA FINANCIAL INFORMATION

On April 21, 2000, High Speed Net Solutions, Inc., a Florida Corporation ("HSNS") acquired 100% of the issued and outstanding shares of common stock of JSJ Capital Corp., a Nevada Corporation ("JSJ"), in exchange for 50,000 shares of 144 restricted common stock of HSNS and $400,000 in cash. As a result of HSNS's 100% ownership of JSJ, the Board of Directors of HSNS approved the merger of JSJ into HSNS whereby HSNS will be the surviving corporation.

The pro forma exhibits include a combining consolidated balance sheet as of December 31, 1999 that reflects the effect of the stock issued and cash paid for legal service in connection with the acquisition. The acquisition has been accounted for as an issuance of HSNS common stock in exchange for the net monetary assets of JSJ, accompaniedlization. In addition, a combining consolidated statement of operations is included which presents loss from opera tions for the year ended December 31, 1999.

High Speed Net Solutions
Pro Forma Combined Balance
Sheet (Unaudited)
December 31, 1999
                                            10/31/99  Pro Forma      Pro Forma
                               Audited       JSJ                     Combined
                                           Capital  Adjustment
                                            Corp
ASSETS
CURRENT ASSETS
  Cash and Equivalents           248,740         30 (400,000) (a)
                                                    1,642,202 (b)    1,490,972
  Other Current Assets                 -                                     -
                        ------------------------------------------------------
TOTAL CURRENT ASSETS             248,740         30 1,242,202        1,490,972

  Fixed Assets, Net                3,720                                 3,720
  Investment in Common
Stock
     of Related Party          1,894,127                             1,894,127
  Licensing Rights                43,060                                43,060
  Prepaid Royalties            4,528,125                             4,528,125

TOTAL ASSETS                   6,717,772         30 1,242,202        7,960,004
                     =========================================================
LIABILITIES AND
STOCKHOLDERS' EQUITY
  Accounts Payable and
     Accrued Expenses            899,876                               899,876
  Payables to Related
Parties                          589,815
                       -------------------------------------------------------
TOTAL CURRENT LIABILITIES      1,489,691                             1,489,691

Stockholders' Equity
(Deficit):
  Series A Convertible
Preferred Stock,
    $0.0001 par value,
5,000 shares authorized
    2,000 shares issued and
outstanding
   on a pro forma basis
  Common Stock, $0.001 par
value, 50,000,000                                   1,642,202 (b)    1,642,202
     shares authorized,
21,062,149 issued
     and outstanding at
December 31, 1999 and             21,062         67      (67) (c)
     21,112,149, pro forma                                 50 (d)       21,112
  Additional Paid-in
Capital                       17,272,820        233        67 (c)
                                                         (50) (d)
                                                        (270) (e)   17,272,800
  Deficit accumulated
during development stage    (11,838,182)      (270) (400,000) (a)
                                                          270 (e) (12,238,182)
  Treasury Stock, at cost      (227,619)                             (227,619)
                          ----------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY     5,228,081         30 1,242,202        6,470,313

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY         6,717,772         30 1,242,202        7,960,004
                          ====================================================

(a) Represents $400,000 in legal fees paid  to  the   sole in connection with
the merger. As this amount exceeds the net assets of the acquired Company, this charge will be recognized in earnings upon consummation of the acquisition.
(b) Reflects the issuance of 2,000 shares of preferred stock for net cash proceeds of $1.6 million in February, 2000.
(c) Reflects the elimination of the historical common stock of JSJ Capital Corporation.
(d) Records the issuance of 50,000 restricted common shares of HSNS to effect the recapitalization.
(e) Reflects the elimination of the historical accumulated deficit of JSJ Capital Corporation.

High Speed Net Solutions
Pro Forma Combined Income Statement
(Unaudited)
 Year ended December 31,
1999
                                            10/31/99    Pro       Pro Forma
                                                     Forma
                               Audited        JSJ                 Combined
                                            Capital  Adjust
                                             Corp     ment

Selling, general and           $7,541,627       $270    $- (b)   $7,541,897
administrative expenses
Interest Expense                2,655,749          -              2,655,749
                             ------------  ---------  ---- --- ------------
Loss from operations         (10,197,376)        270     -     (10,197,106)

Net loss                    $(10,197,376)       $270    $- (b) $(10,197,106)
                           ==============  =========  ==== === =============
Per share amounts (basic                                                  -
and diluted)
  Loss from operations             (0.54)                -           (0.53)
  Net loss                         (0.54)                -           (0.53)

Weighted average shares
outstanding                    19,030,492            50,000 (a)   19,080,492
                           ==============  ========  ====== === ============

(a) The adjustment records the effect of the acquisition and merger which resulted in an increase in the weighted average shares outstanding.
(b) Upon consummation of the merger, the Company will recognize $400,000 in legal expenses representing legal fees paid in connection with the merger in excess of net assets of JSJ acquired. This charge is not included as a pro forma adjustment as it is not expected to have a continuing impact on the Company.